Exhibit 4.3

ALLIS-CHALMERS ENERGY INC.

Notice to Stockholders Who Are Record Holders

Up to 35,683,688 Shares of Common Stock Issuable Upon Exercise of Non-Transferable Warrants

Enclosed for your consideration is a prospectus supplement, dated June 2, 2009 (the “Prospectus Supplement”), relating to the issuance by Allis-Chalmers Energy Inc. (the “Company”) of non-transferable warrants (the “Warrants”) entitling stockholders of record (“Record Date Stockholders”) as of 5:00 p.m., New York City time, on June 1, 2009 (the “Record Date”) to subscribe for an aggregate of 35,683,688 shares of the Company’s common stock, par value $0.01 per share (“Common Stock”), on the terms and subject to the conditions described in the Prospectus Supplement.

The Company has allocated one non-transferable Warrant to each Record Date Stockholder for each share of Common Stock owned as of the Record Date. The Warrants may be exercised at any time during the subscription period, which commences on June 5, 2009 and ends at 5:00 p.m., New York City time, on June 19, 2009, unless extended by the Company in its sole discretion (as it may be extended, the “Expiration Date”).

As described in the Prospectus Supplement, each Warrant entitles the holder thereof to purchase shares of Common Stock at the subscription price of $2.50 per share of Common Stock, and consists of a basic subscription right and an oversubscription right. The basic subscription right entitles Warrant holders to purchase one share of Common Stock at the subscription price for each Warrant held. The oversubscription right entitles Warrant holders who exercise their basic subscription right in full to purchase, at the subscription price, additional shares of Common Stock that are offered but not purchased by other Warrant holders. The maximum number of shares that a Warrant holder may purchase through his oversubscription right is 32% of the number of shares that he is entitled to purchase through his basic subscription right. If an insufficient number of shares is available to fully satisfy the oversubscription requests, the available shares will be sold pro rata among Warrant holders who exercise the oversubscription rights. The Warrants are evidenced by Warrant certificates (the “Warrant Certificates”).

Enclosed are copies of the following documents:

1. the Prospectus Supplement, dated June 2, 2009;

2. a Warrant Certificate;

3. Instructions as to Use of Allis-Chalmers Energy Inc. Warrant Certificates;

4. a Notice of Guaranteed Delivery; and

5. a return envelope, addressed to American Stock Transfer & Trust Company (the “Subscription Agent”).

Your prompt attention is requested. To exercise your Warrants, you should complete and sign the Warrant Certificate or Notice of Guaranteed Delivery and forward it, with payment of the aggregate subscription price, to the Subscription Agent, as indicated in the instructions. The Subscription Agent must receive the properly completed and duly executed Warrant Certificate or Notice of Guaranteed Delivery and full payment at or prior to 5:00 p.m., New York City time, on the Expiration Date.

You will have no right to rescind your exercise after receipt of your payment of the aggregate subscription price, except as described in the Prospectus Supplement. Warrants not exercised at or prior to 5:00 p.m., New York City time, on the Expiration Date will expire.

ANY QUESTIONS OR REQUESTS FOR ASSISTANCE CONCERNING THE OFFERING SHOULD BE DIRECTED TO GEORGESON INC., THE INFORMATION AGENT, TOLL-FREE AT THE FOLLOWING TELEPHONE NUMBER: (866) 577-4988.